UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 14, 2013

4Licensing Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-7843	13-2691380
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Third Avenue, 17th Floor, New York, New York  10017
(Address of principal executive offices, including zip code)

(212) 758-7666

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

(i)	Asset Purchase Agreement

On February 14, 2013, Pinwrest Development Group, LLC (“Pinwrest”), a Delaware limited liability company, in which 4LC Technology, Inc., a wholly owned subsidiary of 4Licensing Corporation (the “Company”), owns 70% of the membership interests, entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with The Dodd Group LLC (“TDG”), a Texas limited liability company, Mark Dodd (“Dodd”), Oak Stream Investors II, Ltd., Paramount Capital Investments (Private Equity), LLC, STELAC SPV VIII LLC, Greg S. Oliver and David B. Feldman (collectively, “Series B Preferred Members”), pursuant to which, Pinwrest acquired certain assets including intellectual property rights from TDG for a purchase price of $2.1 million. Under the Asset Purchase Agreement, each of TDG and Pinwrest made certain customary representations and warranties and indemnities.

The assets and intellectual property rights acquired by Pinwrest include (i) the U.S. Patent 8,220,072 (“'072 Patent”) and three patent continuation applications currently under review by the United States Patent and Trademark Office (“USPTO”) (i.e., U.S. Patent Application Ser. Nos. 12/471,252, 12/945,627, 13/545,381), (ii) other intellectual property owned or licensed by TDG (including a registered trademark, “isoBLOX”), and (iii) certain contracts and contract rights.

The '072 Patent covers a protective shin guard consisting of an elastomeric sleeve within which is deposited protective plastic material consisting of rigid plates joined together by living hinges. The protective plastic material is solid enough to provide protection, flexible enough to better fit the wearer of the shin guard and lightweight. The protective material uses a combination of energy dispersion and absorption to diffuse the impact on the wearer of the protective gear. The technology covered by the '072 Patent is hereinafter referred to as “isoBLOX” technology.

Pinwrest will be prosecuting the three patent continuation applications listed above in the USPTO. These patent continuation applications seek to obtain patent protection for additional protective equipment using the “isoBLOX technology”.

Pursuant to the Asset Purchase Agreement, on February 14, 2013, Pinwrest also entered into an intellectual property agreement (see details below), a consulting agreement and a non-compete agreement with Dodd.

(ii)	Intellectual Property Agreement

The Intellectual Property Agreement, dated February 14, 2013, between Pinwrest and Dodd, President of TDG and inventor of the isoBLOX technology (the “IP Agreement”), provides that Dodd has the exclusive, irrevocable right to use or license the isoBLOX technology in the footwear category. Under the IP Agreement, if Dodd manufactures products in the footwear category using the isoBLOX technology or Dodd licenses the isoBLOX technology to third parties for use in products in the footwear category, Dodd will pay Pinwrest a royalty equal to certain percentages of the revenues received by Dodd. The IP Agreement further provides that if Dodd receives an offer from a third party seeking to acquire the rights licensed to Dodd pursuant to the IP Agreement (whether by means of an assignment of the IP Agreement or a sale of the business among whose assets are the IP Agreement), Pinwrest will have the right of first refusal to acquire the rights or business which Dodd is seeking to transfer or sell. If Pinwrest declines to exercise its right of first refusal and the proposed transaction is consummated, Pinwrest is entitled to 5% of the proceeds paid by the third-party with respect to such transfer or sale.

This summary under this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement and the IP Agreement, a copy of each being included as Exhibit 2.1 and 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

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Item 2.01.	Completion of Acquisition or Disposition of Assets

As disclosed under Item 1.01, Pinwrest purchased the “isoBLOX” technology as well as certain other assets from TDG pursuant to the Asset Purchase Agreement. The transaction was completed on February 14, 2013. The purchase price in the amount of $2.1 million was paid by Pinwrest with cash on hand. The summary included under Item 1.01 is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

2.1	Asset Purchase Agreement, dated February 14, 2013

99.1	Intellectual Property Agreement, dated February 14, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

4Licensing Corporation
Date: March 15, 2013	By:	/s/ Bruce R. Foster
Bruce R. Foster
Interim Chief Executive Officer,
Executive Vice President and Chief
Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description
2.1	Asset Purchase Agreement, dated February 14, 2013
99.1	Intellectual Property Agreement, dated February 14, 2013